SORL Auto Parts Reports Third Quarter 2009 Financial Results

- EPS of $0.21 in the 2009 third quarter -

ZHEJIANG, China, November 13, 2009  -- SORL Auto Parts, Inc. (Nasdaq: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of commercial vehicle air brake systems as well as related auto parts in China, announced financial results for the third quarter ended September 30, 2009. SORL provides both year over year and sequential comparisons when discussing its third quarter 2009 financial performance.

Third Quarter Financial Highlights

•	Revenues rose 14.3% from the 2009 second quarter;

•	OEM sales were up 67.3% year-over-year;

•	Gross margin was 26.1% up from 25.5% in the third quarter of 2008,

•	Net income rose 62.7% year-over-year and 27.1% quarter-over-quarter;

•	EPS $0.21 versus $0.13 in the corresponding period in 2008;

•	Cash and equivalents were $12.5 million; current ratio of 4.8 to 1.

Business outlook

We project approximately $120 million of sales revenue and $11 million of net income attributable to our common stockholders for the full year ending December 31, 2009.

Financial Performance

For the third quarter of 2009, net sales were $34.0 million, a $1 million or 3.1% increase over the $33.0 million in the same quarter of 2008, and a 14.3% gain over the net sales of $29.7 million in the second quarter of 2009. The higher sales in the domestic Chinese market, especially the strong growth of the OEM business, partially resulted from the steady recovery of China’s economy and accelerated infrastructure construction spending.

Revenues from China's domestic OEM market were $17.4 million, a $7.0 million or 67.3% increase over the $10.4 million in 2008 third quarter sales, and a gain of 23.4% compared with the 2009 second quarter sales. Revenues from China's domestic aftermarket were $8.7 million, a $0.3 million or 3.6% increase over the $8.4 million in the year ago same quarter, and a 20.8% gain compared with the 2009 second quarter. Revenues from the international markets were $7.8 million, a decline of $6.3 million or 44.7% compared with the $14.1 million of the third quarter of 2008, and a 7.1% reduction compared with the 2009 second quarter.

Gross profit was $8.9 million for the third quarter of 2009, an increase of $0.5 million or 5.4% from $8.4 million in the 2008 third quarter, and was also 5.4% above the 2009 second quarter profit.
Gross margin of 26.1% in the 2009 third quarter increased 60 basis points from 25.5% in the third quarter last year. Increased gross margin is the result of the Company’s successful strategic shift which emphasizes production efficiency, product mix (including sales of its higher-margin new valve products), and technology content.

Operating expenses in the third quarter of 2009 were $4.0 million, a decline of $1.5 million or 27.8% from the $5.5 million in the 2008 third quarter, and an 8.5% reduction from the 2009 second quarter. As a percentage of revenue, operating expenses were 11.7% in the 2009 third quarter compared with 16.7% in the same quarter last year. The lower percentage of operating expenses in the 2009 third quarter was due to reduced expenses, especially general and administrative expenses and selling and distribution expenses. General and Administrative expense declined to $1.8 million, a 40.2% reduction from the $3.0 million in the 2008 third quarter primarily because the provision for bad debts reversed to a positive in the 2009 third quarter.  Selling expenses declined due to lower international shipping expenses and increased domestic logistics efficiency.

Operating income in the third quarter of 2009 was $4.9 million, a 68.1% increase over the $2.9 million in the 2008 third quarter, and a 20.2% increase over the $4.1 million reported in the 2009 second quarter. Operating margin was 14.4% in the 2009 third quarter, an increase of 560 basis points compared with the operating margin of 8.8% in the third quarter last year, and compared with 13.7% for the second quarter of 2009. The increase in operating income and margin is due to sales growth, a higher gross margin and lower operating expenses during the third quarter of 2009.

Net income attributable to stockholders for the third quarter of 2009 was $3.8 million, or $0.21 per diluted share, a 62.7% gain over the $2.3 million, or $0.13 per diluted share, in the year ago third quarter, and a 27.1% increase over the $3.0 million or $0.16 per diluted share, in the 2009 second quarter.

At September 30, 2009, the Company had cash and cash equivalents of $12. 5 million compared with $7.8 million at December 31, 2008. Working capital was $70.5 million at September 30, 2009, with a current ratio of 4.8 to 1. Shareholders’ equity grew by 8.7% to $98.1 million at September 30, 2009 from $90.3 million at December 31, 2008.

SORL announced on November 11, 2009, it has entered into a joint venture agreement with MGR, a Hong Kong-based global auto parts distribution specialist firm. The new joint venture, named SORL International Holding, Ltd. (“SIH”), will be primarily devoted to expanding SORL’s international sales network in Asia-Pacific and creating a larger footprint in Europe, the Middle East and Africa with the aim of creating a global distribution network. SORL holds a 60% interest in the joint venture.  The three principals of MGR have held senior positions at WABCO Holdings (NYSE: WBC) building its international division.

“The central government’s 4 trillion RMB stimulus package has improved China’s economy as GDP rose by 8.9% in the 2009 third quarter,” said Xiaoping Zhang, SORL Auto Parts' CEO and Chairman. “We are experiencing improved results in many areas on both a sequential basis and year-over-year basis. Sales increased 14.3%, operating income increased 68.1% and net income rose 27.1% between the second and third quarters of 2009.

“The recovery of the Chinese economy is improving the commercial vehicle market as it expands infrastructure construction and highway building which requires more trucks. Rising urbanization requires more buses to move people. Additionally, the government’s programs to improve the agriculture market with direct vehicle subsidies as well as incentives to trade in older, less fuel efficient and less environmentally friendly vehicles is also improving the commercial vehicle market. Production of heavy-duty vehicles including heavy trucks, trailers and chassis for the three month ended September 30, 2009 was up 67.2% year-over-year and 10.2% quarter-over-quarter higher.

“International sales remained challenging but we see signs of recovery especially in the aftermarket. We have established a new joint venture with MGR, whose senior team has a proven record of sales growth in key overseas markets. We are very confident we will further expand our international market share in the future.” Mr. Zhang concluded.

Conference Call

Management will host a conference call at 8:00 am EST, on Friday, November 13, 2009 to discuss its third quarter 2009 financial results. Listeners may access the call by dialing #1-877-407-0789 or # 1-201-689-8562 for international callers.  A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available from November 13, 2009 to November 20, 2009. Listeners may access the replay by dialing 1-877-660-6853 or # 1-201-612-7415 for overseas callers; using account: 3055; conference ID: 337306.

About SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive brake systems, SORL Auto Parts, Inc. ranks first in market share in the segment for commercial vehicles weighing more than three tons, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL ranks among the top 100 auto component suppliers in China, with a product range that includes 40 types of air brake valves and over 1000 different specifications. The Company has four authorized international sales centers in Australia, United Arab Emirates, India, and the United States, with additional offices slated to open in other locations in the near future. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward- looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information
Ben Chen
SORL Auto Parts, Inc.
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

Kevin Theiss
Grayling
646-284-9409
Email: kevin.theiss@us.grayling.com

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets
September 30, 2009 and December 31, 2008

	September 30, 2009		December 31, 2008
	(Unaudited)		(Audited)
Assets
Current Assets
Cash and Cash Equivalents	US$	12,542,642	US$	7,795,987
Accounts Receivable, Net of Provision		42,598,949		35,797,824
Notes Receivable		11,270,861		7,536,534
Inventory		15,874,610		19,105,845
Prepayments, including $0 and $187,813 to related parties at September 30, 2009 and December 31, 2008, respectively.		6,083,150		1,013,440
Other current assets, including $154,995 and $1,906,070 to related parties at September 30, 2009 and December 31, 2008, respectively.		493,450		4,445,778
Total Current Assets		88,863,662		75,695,408

Fixed Assets
Property, Plant and Equipment		34,329,214		32,927,306
Less: Accumulated Depreciation		(10,910,816)		(8,951,886)
Property, Plant and Equipment, Net		23,418,398		23,975,420

Leasehold Improvements in Progress		465,818		―

Land Use Rights, Net		14,279,268		14,514,983

Other Assets
Deferred compensation cost-stock options		―		9,935
Intangible Assets		161,480		161,347
Less: Accumulated Amortization		(50,543)		(39,018)
Intangible Assets, Net		110,937		122,329
Deferred tax assets		370,305		189,228
Total Other Assets		481,242		321,492
Total Assets	US$	127,508,388	US$	114,507,303

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable and Notes Payable, including $1,676,153 and $0 to related parties at September 30, 2009 and December 31, 2008, respectively.	US$	6,694,424	US$	4,623,850
Deposit Received from Customers		6,188,582		6,295,857
Income tax payable		1,677,143		340,138
Accrued Expenses		3,253,979		2,389,314
Other Current Liabilities		531,957		460,124
Total Current Liabilities		18,346,085		14,109,283

Non-Current Liabilities

Deferred tax liabilities		171,062		106,826
Total Liabilities		18,517,147		14,216,109

Stockholders' Equity
Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of September 30, 2009 and December 31, 2008		―		―
Common Stock - $0.002 Par Value; 50,000,000 authorized,
18,279,254 issued and outstanding as of
September 30, 2009 and December 31, 2008		36,558		36,558
Additional Paid In Capital		37,498,452		37,498,452
Reserves		3,902,190		3,126,086
Accumulated other comprehensive income		10,926,200		10,848,248
Retained Earnings		45,749,676		38,774,684
Total SORL Auto Parts, Inc. stockholders' equity		98,113,076		90,284,028
Noncontrolling Interest In Subsidiaries		10,878,165		10,007,166
Total Equity		108,991,241		100,291,194
Total Liabilities and Stockholders' Equity	US$	127,508,388	US$	114,507,303

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income(Unaudited)
For The Three Months and Nine Months Ended September 30,2009 and 2008

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,
	2009		2008	2009	2008
Sales	US$	33,989,937	32,967,579	83,973,887	105,812,140
Include: sales to related parties		181,873	540,304	383,484	2,362,453

Cost of Sales		25,116,609	24,550,613	61,166,233	77,343,967

Gross Profit		8,873,328	8,416,966	22,807,654	28,468,173

Expenses:
Selling and Distribution Expenses		2,131,054	2,261,143	5,509,506	6,872,221
General and Administrative Expenses		1,804,368	3,018,390	6,870,181	7,712,808
Including: Research and development expenses		410,397	721,897	1,968,155	2,458,859
Financial Expenses		37,216	221,694	75,307	974,690

Total Expenses		3,972,638	5,501,227	12,454,994	15,559,719

Operating Income		4,900,690	2,915,739	10,352,660	12,908,454

Other Income		121,567	276,752	337,028	610,592
Non-Operating Expenses		(61,226)	(119,677)	(75,842)	(374,640)

Income Before Provision for Income Taxes		4,961,031	3,072,814	10,613,846	13,144,406

Provision for Income Taxes		728,322	468,935	2,000,413	1,351,166

Net Income	US$	4,232,709	2,603,879	8,613,433	11,793,240

Other Comprehensive Income - Foreign Currency Translation Adjustment		45,431	578,065	86,614	6,048,704

Total Comprehensive Income		4,278,140	3,181,944	8,700,047	17,841,944

Less:
Net income Attributable to Non-controlling Interest In Subsidiaries		423,271	261,904	862,337	1,183,852

Other Comprehensive Income Attributable to Non-controlling Interest's Share		4,543	57,807	8,662	604,871

Total Comprehensive Income Attributable to Non-controlling Interest's Share		427,814	319,711	870,999	1,788,723

Net Income Attributable to Stockholders		3,809,438	2,341,975	7,751,096	10,609,388

Other Comprehensive Income Attributable to Stockholders		40,888	520,258	77,952	5,443,833

Total Comprehensive Income Attributable to Stockholders		3,850,326	2,862,233	7,829,048	16,053,221

Weighted average common share - Basic		18,279,254	18,279,254	18,279,254	18,279,254

Weighted average common share - Diluted		18,279,254	18,283,011	18,279,254	18,287,094

EPS - Basic		0.21	0.13	0.42	0.58

EPS - Diluted		0.21	0.13	0.42	0.58